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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   Edelman                           Joseph
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(Last)                               (First)                            (Middle)

                          c/o First New York Securities
                           850 Third Avenue, 8th Floor
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                                    (Street)

   New York                           NY                                  10022
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(City)                               (State)                              (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Cypress Bioscience, Inc. (CYPB)
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4. Statement for Month/Day/Year

   4/2/03 - 4/30/03
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   |_| Director                     |X| 10% Owner
   |_| Officer (give title below)   |_| Other (specify below)

   ______________________________
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7. Individual or Joint/Group Filing (Check Applicable Line)

   |_| Form filed by One Reporting Person
   |X| Form filed by More than One Reporting Person
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                                                                          (Over)

================================================================================
          Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                              5.               6.
                                                                 4.                           Amount of        Owner-
                                                                 Securities Acquired (A) or   Securities       ship
                                      2A.           3.           Disposed of (D)              Beneficially     Form:      7.
                        2.            Deemed        Transaction  (Instr. 3, 4 and 5)          Owned Following  Direct     Nature of
                        Transaction   Execution     Code         --------------------------   Reported         (D) or     Indirect
1.                      Date          Date, if any  (Instr. 8)               (A)              Transaction(s)   Indirect   Beneficial
Title of Security       (Month/Day/   (Month/Day/   -----------              or               (Instr. 3        (I)        Ownership
(Instr. 3)              Year)         Year)         Code    V    Amount      (D)      Price   and 4)           (Instr.4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.02 par value         4/2/03 (3)                  S             5,000      D        $2.51
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Common Stock,
$0.02 par value         4/3/03 (3)                  S             5,000      D        $2.52
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Common Stock,
$0.02 par value         4/4/03 (3)                  S             5,400      D        $2.5344
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Common Stock,
$0.02 par value         4/4/03 (4)                  S               100      D        $2.5344
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.02 par value         4/7/03 (3)                  S             1,900      D        $2.575
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Common Stock,
$0.02 par value         4/7/03 (4)                  S               100      D        $2.575
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.02 par value         4/8/03 (3)                  S             9,900      D        $2.533
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Common Stock,
$0.02 par value         4/8/03 (4)                  S               100      D        $2.533
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.02 par value         4/9/03 (3)                  S            12,900      D        $2.5662
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.02 par value         4/9/03 (4)                  S               100      D        $2.5662
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.02 par value         4/10/03 (3)                 S             1,000      D        $2.60
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Common Stock,
$0.02 par value         4/11/03 (3)                 S             3,100      D        $2.60
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Common Stock,
$0.02 par value         4/15/03 (3)                 S             1,000      D        $2.60
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Common Stock,
$0.02 par value         4/15/03 (3)                 S             4,000      D        $2.70
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Common Stock,
$0.02 par value         4/16/03 (3)                 S            13,300      D        $2.7515
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.02 par value         4/16/03 (4)                 S               300      D        $2.7515
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.02 par value         4/17/03 (3)                 S            13,300      D        $2.6579
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.02 par value         4/17/03 (4)                 S               100      D        $2.6579
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.02 par value         4/21/03 (3)                 S            22,300      D        $2.5223
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.02 par value         4/21/03 (4)                 S               200      D        $2.5223      6,800 (2)   (2)        Through
                                                                                                                          FNYT (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.02 par value         4/22/03 (3)                 S            15,000      D        $2.5113
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.02 par value         4/23/03 (3)                 S             3,500      D        $2.5143
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.02 par value         4/28/03 (3)                 S               100      D        $2.2233
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.02 par value         4/28/03 (3)                 S            49,900      D        $2.2233
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.02 par value         4/29/03 (3)                 S            55,000      D        $2.4096
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.02 par value         4/30/03 (3)                 S             4,300      D        $2.63    1,294,763 (1)   (1)        By Master
                                                                                                                          Fund (1)
====================================================================================================================================


                                                                          (Over)

================================================================================
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                         9.
                                                                                                         Number     10.
                                                                                                         of         Owner-
                                                                                   7.                    Deriv-     ship
               2.                                  5.                              Title and             ative      Form of
               Conver-                             Number of                       Amount of             Secur-     Deriv-   11.
               sion                                Derivative                      Underlying            ities      ative    Nature
               or                3A.               Securities  6.                  Securities   8.       Bene-      Secur-   of
               Exer-             Deemed   4.       Acquired    Date                (Instr. 3    Price    ficially   ities:   In-
               cise     3.       Execu-   Trans-   (A) or      Exercisable and     and 4)       of       Owned      Direct   direct
               Price    Trans-   tion     action   Disposed    Expiration Date   -------------  Deriv-   Following  (D) or   Bene-
1.             of       action   Date,    Code     of (D)      (Month/Day/Year)         Amount  ative    Reported   In-      ficial
Title of       Deriv-   Date     if any   (Instr.  (Instr. 3,  ----------------         or      Secur-   Transac-   direct   Owner-
Derivative     ative    (Month/  (Month/  8)       4 and 5)    Date     Expira-         Number  ity      tion(s)    (I)      ship
Security       Secur-   Day/     Day/     ------   ----------  Exer-    tion            of      (Instr.  (Instr.    (Instr.  (Instr.
(Instr. 3)     ity      Year)    Year)    Code V   (A)    (D)  cisable  Date     Title  Shares  5)       4)         4)       4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) These securities are held by Perceptive Life Sciences Master Fund Ltd.("Master Fund") of which Perceptive Advisors LLC ("Advisors") is the investment advisor. As investment advisor of Master Fund, Advisors has the sole power to vote and dispose of the securities held by Master Fund which power is exercisable by Joseph Edelman as the managing member of Advisors. In accordance with Instruction 4(b)(iv) to Form 4, the entire amount of the Issuer's securities held by Master Fund is reported herein. Mr. Edelman and Advisors each disclaims, for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, any beneficial ownership of any of the Issuer's securities that are held by Master Fund, except to the extent of its indirect pecuniary interest therein, and this report shall not be deemed an admission that Mr. Edelman or Advisors is the beneficial owner of such securities for purposes of Section 16 or for any other purposes.
(2) These securities are held in an account of First New York Trading, LLC ("FNYT"), of which account Mr. Edelman has sole voting and dispositive power. In accordance with Instruction 4(b)(iv) to Form 4, the entire amount of the Issuer's securities held in the FNYT account is reported herein. Mr. Edelman disclaims Section 16 beneficial ownership over such securities except to the extent of his indirect pecuniary interest therein. In addition, neither Master Fund nor Advisors has any pecuniary interest in the securities that are held in the FNYT account.
(3)   These transactions were effected by Master Fund.
(4)   There transactions were effected through the FNYT Account.


            /s/ Joseph Edelman                                   5/1/03
---------------------------------------------            -----------------------
             Joseph Edelman                                       Date
      **Signature of Reporting Person

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                             Joint Filer Information

Names: Perceptive Life Sciences Master Fund Ltd. and Perceptive Advisors LLC

IRS I.D. No.: 980338943 (Master Fund)           52-2291758 (Advisors)

Address:        c/o First New York Securities, LLC
                850 Third Avenue, 8th Floor
                New York, New York 10022

Designated Filer:               Joseph Edelman

Issuer and Ticker Symbol:       Cypress Bioscience, Inc. (CYPB)

Statement for Month/Day/Year    4/2/03-4/30/03

The undersigned, Perceptive Life Sciences Master Fund Ltd. and Perceptive Advisors LLC are jointly filing the attached Initial Statement of Beneficial Ownership on Form 4 with Joseph Edelman with respect to the beneficial ownership of securities of Cypress Bioscience, Inc.

        PERCEPTIVE LIFE SCIENCES                PERCEPTIVE ADVISORS LLC
        MASTER FUND LTD.

        By: Perceptive Advisors LLC,
              its investment advisor


        By: /s/ Joseph Edelman                  By: /s/ Joseph Edelman
            ----------------------------            ----------------------------
        Name:  Joseph Edelman                   Name:  Joseph Edelman
        Title: Managing Member                  Title: Managing Member